Exhibit 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of March 26, 2010, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Robert H. Gilliam, Jr.	$192,400
President and Chief Executive Officer

Carroll E. Shelton	$118,556
Vice President

Bryan M. Lemley	$104,400
Secretary, Treasurer and Chief Financial Officer